Exhibit 1.8

COPY
Interdistrict inspectorate of the FTS of Russia No 46
Moscow city
Name of the registration agency
the entry to the Uniform State Register of Legal Entities
as of January, 27, 2010
OGRN  1037703012896
GRN  6107746049262
the copy of the document is kept in the registration agency

Signature
Seal
Round stamp

APPROVED
By the Board of Directors of Mechel OAO
Minutes of the Board of Directors dated 17/12/2009
Chairman of the Board of Directors

  (signature)     (A. E. Yevtushenko)

Secretary of the Meeting
  (signature)     (I. N. Ipeeva)

round stamp of Mechel OAO

AMENDMENTS
TO THE CHARTER OF
Open Joint Stock Company
“Mechel”
(hereinafter, the “Company”)

1. Paragraph 3.18 of article 3 of the Charter of the Company “Legal status of the Company” shall state as follows:

“The Company has the following representative offices:

•	Representative office of the Company in the Republic of Korea located at the address: No. 202, 146-5 LOFT Building, Samsung-Dong, Kangnam-Ku, Seoul, Korea, 135-878;

•	Representative office of the Company in Japan located at the address: No 302 Atagoyama Bengoshi Building 1-6-7 Atago Minato-ku, Tokyo 105-0002;

•	Representative office of the Company in the People’s Republic of China located at the address: Jingguang Center bldg 1 #3310A, Chaoyang District, Beijing.”

Moscow, 2009